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                                                                      EXHIBIT 22

                           SUBSIDIARIES OF REGISTRANT

                              AS OF MARCH 1, 1994

The significant subsidiaries of the registrant, all wholly or majority owned, are as follows:

         Van Waters & Rogers Inc. (100% owned),
         incorporated in July, 1986 under the laws of the State of Washington.

         Van Waters & Rogers Ltd. (100% owned),
         incorporated in August, 1950 under the laws of British Columbia, Canada.

         Univar Europe N.V. (51% owned prior to September 1, 1994; 100% owned as of September 1, 1994), incorporated in December, 1990 under the laws of The Netherlands.